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                                                                    EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated February 9, 2005 in this Form 10-KSB and to the incorporation by reference of such report in the Company's previously filed Registration Statements on Form S-8 File Nos. 333-00362, 333-24809, 333-34193, 333-67927, 333-81795, 333-54852, 333-61316 and
333-91488 and in the registration statements (No. 333-94743 and 333-90964) on Form S-3. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 2004 or performed any audit procedures subsequent to the date of our report.

Our report dated February 9, 2005 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ VITALE, CATURANO & COMPANY, LTD.

VITALE, CATURANO & COMPANY, LTD.

April 11, 2005
Boston, Massachusetts